Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333        ) pertaining to Liquidity Services, Inc. 2006 Omnibus Long-Term Incentive Plan, of our reports dated December 2, 2008, with respect to the consolidated financial statements and schedule of Liquidity Services, Inc. and the effectiveness of internal control over financial reporting of Liquidity Services, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 2008 filed, with the Securities and Exchange Commission.

/s/Ernst & Young LLP

McLean, Virginia

May 5, 2009